EXHIBIT 99.1

                             [GoAmerica letterhead ]

CONTACT: Investor Relations
201-996-1717
investors@goamerica.com

           GOAMERICA ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2004

                                      * * *
        Company Still Awaiting Nasdaq Listing Qualifications Panel Ruling

Hackensack, NJ--August 12, 2004--GoAmerica, Inc. (NASDAQ: GOAM) today announced results for the second quarter ended June 30, 2004 and the first full quarter of results subsequent to completion of the Company's restructuring.

Total revenue for the three months ended June 30, 2004 was approximately $1.6 million, compared to total revenue in the previous quarter of approximately $1.9 million and total revenue of approximately $3.3 million in the second quarter of 2003. As in past quarters, the sequential decrease in total revenue was due in part to declining use of the Company's historical Go.Web services and continuing efforts to improve the payment profile of its subscriber base by eliminating those subscribers with poor payment performance.

The Company's balance sheet remains significantly enhanced as compared with periods prior to its restructuring. As of June 30, 2004, the Company had approximately $9.7 million in cash and cash equivalents, including $600,000 of restricted cash, and working capital of approximately $10.2 million as a result of the Company's restructuring efforts during the previous two quarters.

With its restructuring complete, the Company is focusing on expanding its portfolio of communications services, such as the new wireless relay services recently announced with Sprint, and other value-added services.

On May 14, 2004, the Company implemented a one-for-10 reverse stock split in order to achieve a trading price for its Common Stock equal to or above $1 per share for 10 consecutive trading days, which would maintain the Company's listing on the Nasdaq SmallCap Market. Due to the bid price of the Company's Common Stock closing below $1 per share during such 10 day period, the Nasdaq Staff sent the Company a delisting determination which the Company timely appealed. The Company appeared before the Nasdaq Listing Qualifications Hearing Panel and is awaiting a ruling as to whether the Company will be granted an extension of time to achieve compliance with Nasdaq's minimum bid price rule or if the Company's Common Stock trading will be moved to the Nasdaq Over-The-Counter market. The Company continues to meet all other Nasdaq SmallCap Market listing requirements other than the minimum bid price per share.

Net loss for the second quarter was approximately $1.4 million, or $0.08 per basic and diluted common share, compared with a net loss of approximately $1.1 million, or $0.12 per basic and diluted common share, during the previous quarter, and a net loss of approximately $2.9 million, or $0.53 per basic and diluted common share, during the second quarter of 2003.


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The Company  believes it has sufficient  funds to execute its new business plan, which focuses on providing differentiated communication services to people with hearing loss.

All references in this release and the attached financial statements to the number of shares outstanding and per share amounts of the Company's common stock have been restated to reflect the effect of the reverse split referred to above for all periods presented.

ABOUT GOAMERICA

GoAmerica(R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R)--a GoAmerica service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

The statements contained in this news release (including our estimate regarding the availability and sufficiency of cash resources) that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web", "Go.Web Enterprise Server", "Mobile Office", and "OnPrem" are also trademarks or service marks of GoAmerica. Other names may be trademarks of their respective owners.

                              - Tables to follow -

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                                 GOAMERICA, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                          JUNE 30,  DECEMBER 31,
                                                            2004       2003
                                                           -------    -------
                                                         (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents .........................   $ 9,099     $   568
     Accounts receivable, net ..........................     1,764       1,737
     Other  receivables ................................        --         534
     Merchandise inventories ...........................       209         213
     Prepaid expenses and other current assets .........       550         115
                                                           -------     -------
Total current assets ...................................    11,622       3,167
Other assets ...........................................     8,174       9,798
                                                           -------     -------
Total assets ...........................................   $19,796     $12,965
                                                           =======     =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ..................................   $   397     $ 1,472
     Accrued expenses ..................................       634       3,040
     Bridge note payable, net ..........................        --         625
     Deferred revenue ..................................       414         673
     Other current liabilities .........................         8          13
                                                           -------     -------
Total current liabilities ..............................     1,453       5,823
Stockholders' equity ...................................    18,343       7,142
                                                           -------     -------
                                                           $19,796     $12,965
                                                           =======     =======

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

                                 GOAMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        (UNAUDITED)

                                                 THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                     2004           2003             2004            2003
                                                 ------------    ------------    ------------    ------------
 REVENUES:
     Subscriber ..............................   $      1,523    $      2,932    $      3,389    $      5,443
     Equipment ...............................             70             240             106             651
     Other ...................................              4             159              50             340
                                                 ------------    ------------    ------------    ------------
                                                        1,597           3,331           3,545           6,434
COSTS AND EXPENSES:
     Cost of subscriber airtime, net .........            739             463           1,607           1,200
     Cost of network operations ..............            155             584             448           1,296
     Cost of equipment revenue ...............             80             486             114             883
     Sales and marketing,  net ...............            209             437             378           1,037
     General and administrative ..............          1,325           2,238           2,830           5,701
     Research and development ................            117             381             308             896
     Depreciation and amortization ...........            216             622             496           1,207
     Amortization of other intangibles .......            183             322             435             551
     Impairment of goodwill ..................             --             193              --             193
     Impairment of long-lived assets .........             --           1,052              --           1,052
                                                 ------------    ------------    ------------    ------------
                                                        3,024           6,778           6,616          14,016
                                                 ------------    ------------    ------------    ------------
Loss from operations .........................         (1,427)         (3,447)         (3,071)         (7,582)
OTHER INCOME (EXPENSE):
Gain on sale of subscribers ..................             --             565              --           1,745
Settlement gains, net ........................             --              --           1,621              --
Interest income (expense), net ...............             36               3          (1,029)             (9)
                                                 ------------    ------------    ------------    ------------
Total other income ...........................             36             568             592           1,736
                                                 ------------    ------------    ------------    ------------
Net loss .....................................   $     (1,391)   $     (2,879)   $     (2,479)   $     (5,846)
                                                 ============    ============    ============    ============

Basic net loss per share .....................   $      (0.08)   $      (0.53)   $      (0.20)   $      (1.08)
                                                 ============    ============    ============    ============
Diluted net loss per share ...................   $      (0.08)   $      (0.53)   $      (0.20)   $      (1.08)
                                                 ============    ============    ============    ============
Weighted average shares used in computation of
   basic net loss per share ..................     16,450,170       5,411,917      12,209,751       5,409,459

Weighted average shares used in computation of
   diluted net loss per share ................     16,450,170       5,411,917      12,209,751       5,409,459
